EXHIBIT 19.1

CROWN CRAFTS, INC.

INSIDER TRADING POLICY

1.	PURPOSE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Crown Crafts, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with applicable securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

This Policy supersedes any previous policy of the Company concerning insider trading, including the Company’s Insider Trading Policy, dated as of August 15, 2012. In the event of any conflict or inconsistency between this Policy and any such previous policy, this Policy shall control.

As used in this Policy, unless the context otherwise requires, references to: (i) “the Company,” “we,” “us” and “our” refer to Crown Crafts, Inc. and its subsidiaries; and (ii) “you” and “your” refers to persons subject to this Policy.

2.	PERSONS SUBJECT TO THE POLICY

This Policy applies to all members of the Board and all officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors and consultants who have access to material nonpublic information. This Policy also applies to your: (i) Family Members (as defined under Section 8 “Transactions By Family Members and Others” below); and (ii) Controlled Entities (as defined under Section 9 “Transactions by Entities that You Influence or Control” below).

3.	TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in securities of the Company (collectively referred to as “Company Securities”), including the Company’s common stock, options to purchase common stock, preferred stock, convertible debentures, warrants and any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include all purchases, sales and bona fide gifts of Company Securities. For the avoidance of doubt:

●	if and to the extent a broker, dealer or other party has the authority to engage in transactions with respect to Company Securities on your behalf, or

●	if you or a Family Member are a member of, or participate in, an investment club;

then, in each case, this Policy would apply to any transactions in Company Securities by such broker, dealer or other party on your behalf, or such investment club. See Section 6 “Statement of Policy” below for a further discussion regarding the application of this Policy to investment clubs.

4.	INDIVIDUAL RESPONSIBILITY

You have ethical and legal obligations to maintain the confidentiality of information about us and to not engage in transactions in Company Securities while in possession of material nonpublic information. You must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they comply with this Policy, and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise), does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under Section 16 “Consequences of Violations.”

5.	ADMINISTRATION OF THE POLICY

The Company’s Corporate Secretary shall serve as the Compliance Officer for the purposes of this Policy and shall be responsible for its administration. All determinations and interpretations by the Compliance Officer regarding this Policy shall be final and not subject to further review.

6.	STATEMENT OF POLICY

No member of the Board and no officer or other employee of the Company or any of its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

(a)    Engage in transactions in Company Securities, except as otherwise specified in this Policy under Section 10 “Transactions Under Company Plans” and Section 13 “Rule 10b5-1 Plans”;

(b)    Recommend that others engage in transactions in any Company Securities;

(c)    Disclose material nonpublic information to: (i) persons within the Company whose jobs do not require them to have that information, or (ii) outside of the Company to other persons, including family, friends, business associates, investors or consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

(d)    Assist anyone engaged in the above activities.

Accordingly, if you or a Family Member are a member of, or participate in, an investment club, then you or such Family Member may not disclose any material non-public information about the Company to the investment club or its members or participants. You are strongly encouraged to advise, and to advise your Family Member to advise, the investment club that it may not trade in Company Securities and to terminate the relationship with such investment club if it does not agree to such prohibition.

In addition, no member of the Board and no officer or other employee of the Company or any of its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company: (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers; or (ii) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

(a)    Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•	A pending or proposed merger, acquisition or tender offer;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A pending or proposed joint venture;

•	A Company restructuring;

•	Significant related party transactions;

•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•	Bank borrowings or other financing transactions out of the ordinary course;

•	The establishment of a repurchase program for Company Securities;

•	A change in the Company’s pricing or cost structure;

•	Major marketing changes;

•	A change in management;

•	A change in auditors or notification that the auditors’ reports may no longer be relied upon;

•	Development of a significant new product;

•	Pending or threatened significant litigation, or the resolution of such litigation;

•	Impending bankruptcy or the existence of liquidity problems;

•	The gain or loss of a significant customer or supplier;

•	The imposition of a trading ban;

•

A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of the Company’s property or assets, whether at our facilities or through our information technology infrastructure; or

•	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

(b)    When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until at least one full trading day has elapsed after public disclosure of the information. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8.	TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to: (i) your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws); (ii) anyone else who lives in your household; and (iii) any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”).

You are responsible for the transactions of Family Members and, therefore, should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members

9.	TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

10.	TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

(a)    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)    Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

(c)    401(k) Plan. Currently, the Company’s 401(k) Plan does not offer a Company Securities fund. If this were to change, this Policy would not apply to purchases of Company Securities in the Company’s 401(k) Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy would apply, however, to certain elections you may make under the Company’s 401(k) Plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (iii) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Securities fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), and therefore affiliates should ensure that a Form 144 is filed when required.

(d)    Employee Stock Purchase Plan. The Company does not currently have an employee stock purchase plan. If the Company were to adopt one, this Policy would not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy would apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

(e)    Dividend Reinvestment Plan. The Company does not have a dividend reinvestment plan (a “Company DRIP”). If the Company were to adopt one, this Policy would not apply to purchases of Company Securities under the Company DRIP resulting solely from the automatic reinvestment of dividends paid on Company Securities. This Policy would apply, however, to all voluntary purchases of Company Securities resulting from additional contributions you choose to make to the Company DRIP, and to your election to participate in the Company DRIP or increase your level of participation in the Company DRIP. This Policy also applies to your sale of any Company Securities purchased pursuant to the Company DRIP.

This Policy applies to transactions in Company Securities under any dividend reinvestment plan, program or feature offered by a third-party broker, dealer or other person (a “Broker DRIP”), including:

●	purchases of Company Securities under the Broker DRIP resulting solely from the automatic reinvestment of dividends on Company Securities;

●	all voluntary purchases of Company Securities resulting from additional contributions you choose to make to the Broker DRIP;

●	your election to participate in or terminate participation in the Broker DRIP, or to increase your level of participation in the Broker DRIP; and

●	your sale of any Company Securities purchased pursuant to the Broker DRIP.

(f)    Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

11.	SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if you engage in certain types of transactions. Therefore, you may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

(a)    Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any person subject to this Policy who purchases Company Securities in the open market, may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

(b)    Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

(c)    Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person subject to this Policy is trading based on material nonpublic information and focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the provisions below under “Hedging Transactions.”)

(d)    Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person subject to this Policy to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, persons subject to this Policy are prohibited from engaging in any such transactions.

(e)    Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons subject to this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the provisions under “Hedging Transactions.”)

(f)    Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, then the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under Section 12 “Additional Procedures.”

12.	ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to: (i) members of the Board; (ii) officers of the Company and its subsidiaries; and (iii) any other persons designated by the Compliance Officer as being subject to the pre-clearance procedures and/or quarterly trading restrictions described below (collectively referred to as “Covered Persons”), as well as those other persons described below.

(a)    Pre-Clearance Procedures. Covered Persons, as well as the Family Members and Controlled Entities of such Covered Persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Covered Person seeks pre-clearance and permission to engage in the transaction is denied, then such Covered Person should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a Covered Person makes a request for pre-clearance, the Covered Person should carefully consider whether the Covered Person may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The Covered Person should also indicate whether the Covered Person has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The Covered Person should also be prepared to comply with Rule 144 and file a Form 144, if necessary, at the time of any sale.

Any transaction pre-cleared by the Compliance Officer must be effected within five business days of receipt of such pre-clearance, unless an exception is granted by the Compliance Officer. Transactions not effected within such five-business day period may not be effected unless once again pre-cleared in accordance with the pre-clearance procedures set forth in this Policy. Upon the completion of any transaction in Company Securities by a person subject to this Policy, prompt written notice must be given to the Compliance Officer.

(b)    Quarterly Trading Restrictions. No Covered Person, or any Family Member or Controlled Entity of such Covered Person, may conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a period (the “Restricted Period”) beginning at the close of trading on the last trading day immediately preceding the date that is 15 days prior to the end of each fiscal quarter and ending at the close of trading on the first full trading day following the public release of the Company’s earnings results for that quarter.

(c)    Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees.

So long as the event remains material and nonpublic, no Covered Person may engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the quarterly Restricted Period described above. In this Policy, each of these situations is referred to as an “Event-Specific Restricted Period.”

With respect to an Event-Restricted Period, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.

(d)    Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under Section 10 “Transactions Under Company Plans.” Further, the requirements for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under “Rule 10b5-1 Plans.”

13.	RULE 10b5-1 PLANS

Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, then transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and must meet the requirements of Rule 10b5-1 and the provisions below.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The Rule 10b5-1 Plan must include a cooling-off period before trading can commence, which cooling-off period is outlined below. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan as described below. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval to the Compliance Officer five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or terminate a trading program during a Restricted Period or an Event-Specific Restricted Period or otherwise while you are aware of material nonpublic information.

●	All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

●

For officers and directors of the Company, no transaction may take place under a Rule 10b5-1 Plan until the later of: (i) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

●

For persons other than officers and directors of the Company, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

●

You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5-1. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

●

Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that: (i) the person is not aware of material nonpublic information about the Company or Company Securities; and (ii) the person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

The Company and its officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances

The approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates a person’s obligations under Section 16 of the Exchange Act, including the person’s disclosure and short-swing trading liabilities thereunder.

14.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a person subject to this Policy is in possession of material nonpublic information when the person’s service terminates, then the person may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under Section 12 “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

15.	“TIPPING”&NBSP;INFORMATION TO OTHERS

You may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), whether or not such tippee is a Family Member. A tippee inherits your duties and can be liable for trading on material nonpublic information illegally tipped to such tippee by you. In addition, you may not recommend that another person place a purchase or sell order in Company Securities, regardless of whether or not you have knowledge of material non-public information.

16.	CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by federal and state laws. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, a person’s failure to comply with this Policy may subject the person to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

17.	COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

18.	CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy. The Certification is attached hereto as Exhibit A.

Effective as of October 2, 2023.

EXHIBIT A

CERTIFICATION

CROWN CRAFTS, INC.

INSIDER TRADING POLICY

By my signature below, I certify that:

I have read and understand the Crown Crafts, Inc. Insider Trading Policy, effective October 2, 2023, as may be amended, restated, supplemented or otherwise modified from time to time, (the “Policy”), and agree to strictly adhere to it. I understand that failure to do so will result in serious consequences and may result in my termination.

I will comply with the Policy for as long as I am subject to the Policy.

Signature: Printed Name: Date: